EXHIBIT 99.1

Community Shores Reports 2010 Full-Year and Fourth Quarter Results

MUSKEGON, Mich., Feb. 8, 2011 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation ("Community Shores") (OTCBB:CSHB), Muskegon's only locally-headquartered, independent community banking organization, today reported a 2010 net loss of $8.88 million, or ($6.05) per diluted share, compared to a net loss of $4.96 million, or ($3.38) per diluted share for 2009. For the 2010 fourth quarter, the Company reported a net loss of $3.33 million, or ($2.27) per diluted share, compared with a net loss of $2.79 million, or ($1.90) per diluted share, for the year-ago fourth quarter. Full-year and quarterly results continue to reflect declining property valuations in Community Shores' markets.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "The fourth quarter losses are, primarily, a result of current appraisals on impaired loans with real estate collateral and foreclosed assets. While some properties stabilized and maintained value in excess of our projections, we experienced continued declination in values on certain non-owner occupied commercial property and development loans. Clearly, market values have been difficult to assess, even for the appraisers. On a positive note, the significant write-downs on foreclosed properties have fostered sales activity. In the fourth quarter alone, 13 foreclosed properties sold. Since year-end 2009, the Company's non-performing assets and 90 day past due totals declined by $4.1 million."

"While our nonperforming assets are slowly declining, the Bank continues to maintain large liquidity reserves. At year-end 2010, nearly 25 percent of our balance sheet was in cash and liquid investments. Much of the detrimental impact this tactic has had on interest income has been offset by lower costing funds. We believe the benefits of the liquidity position from a safety and soundness point of view offset the impact on earnings."

Operating Results

Total revenue, consisting of net interest income and noninterest income, was $8.52 million for 2010 compared to $8.76 million for the prior year. Net interest income for 2010 was $6.95 million, up $165,000 or 2.4 percent, from the $6.79 million earned in 2009. The net interest margin expanded 5 basis points in 2010. The net interest margin at 3.06% includes the favorable impact of a 67 basis point improvement in the Company's cost of funds which more than offset a smaller loan portfolio and interest reversed from loans moved to nonaccrual status. Ms. Brolick added, "We continue to benefit from maturing high priced time deposits. Since year-end 2009, the weighted average rate on the time deposit portfolio declined 126 basis points. Our fourth quarter net interest margin was 3.22 percent, 8 basis points behind last year's fourth quarter, but 39 basis points up from the linked quarter. We anticipate further margin improvements in 2011 as 35 percent of interest-bearing deposits are scheduled to re-price, primarily in the second half of the year."

Noninterest income was $1.57 million, a decrease of $403,000, or 20.4 percent, from the $1.97 million reported in 2009. Service charges and mortgage banking income, the Company's two primary noninterest revenue generators, together accounted for $1.10 million of 2010 noninterest income, a decline of $163,000 or 12.9 percent, from 2009 levels. Service charges on customer deposit accounts declined by $118,000, primarily due to lower overdraft fees.

The loan loss provision for 2010 was $6.02 million. This compares to the $2.61 million provision in 2009. Net charge-offs were $5.02 million, or 2.82 percent of average loans in 2010 compared to $3.18 million, or 1.64 percent of average loans in 2009. In the fourth quarter of 2010, the Company had a loan loss provision of $2.64 million and had net charge-offs of $2.39 million or 5.63 percent of average loans annualized. In the fourth quarter of 2009, loan loss provision of $1.69 million was recorded and net charge offs were $692,000. At year-end 2010, the allowance for loan losses was $4.79 million, or 2.88 percent of total loans, compared with 2.65 percent of total loans in the linked quarter and 2.05 percent of total loans in the year-ago quarter.

Noninterest expense was $11.4 million for 2010 compared to $11.0 million for 2009, up $395,000 or 3.6 percent. Foreclosed asset impairments increased $670,000 year over year. Ignoring the increase in this expense, non-interest expense decreased $274,000, or 2.5 percent. Overall, controllable operating expenses reflect continued improvement.

Balance Sheet

Total assets at December 31, 2010 were $237.9 million, up $6.5 million from December 31, 2009. Total loans, including loans held for sale, declined by $17.8 million, or 9.7 percent, to $166.5 million at year-end 2010. Conversely, cash and investments increased $29.8 million since year-end 2009. Ms. Brolick added, "Liquidity is important for the Company to successfully live within the parameters outlined in the Consent Order."

Total deposits were $219.3 million at December 31, 2010, up $20.7 million, or 10.4 percent from year-ago levels. Year-over-year, noninterest-bearing depository accounts increased by $8.44 million, or 34 percent, and now comprise approximately 15.2 percent of total deposits, up from 12.5 percent at 2009 year-end. "As the only locally headquartered community bank in our market area, we have continued to grow local deposits. Our customer base has been extremely supportive and improvements in our core funding mix will have a positive impact on margin," explained Brolick.

Asset Quality

Ms. Brolick continued, "We continue to make steady progress in reducing the number and dollar amount of our non-performing assets. We expect this trend to continue through the coming year, although we recognize that land development absorption will be slow and methodical. As announced earlier this year, we have one complete development, consisting of 47 lots, under contract. Positively, the first two lots in that development were purchased two months ahead of schedule."

Nonperforming assets, consisting of nonperforming loans, loans >90 days past due and still accruing, and foreclosed real estate, were $11.6 million, or 4.89 percent of total assets at December 31, 2010, compared to $14.4 million (5.81 percent of total assets) and $15.7 million (6.82 percent of total assets), at September 30, 2010 and December 31, 2009, respectively. Nonperforming assets decreased by $4.1 million year-over-year, and $2.8 million compared to the previous quarter. Included in that were sales of foreclosed real estate of $3.4 million in 2010 with $1.6 million of those sales during the fourth quarter. Brolick added, "Economic conditions are positively impacting our clients and we were able to successfully restructure 18 troubled loans, with outstanding balances of $5.089 million at December 31, 2010."

Capitalization

At December 31, 2010, consolidated shareholders' equity totaled $0.85 million, a decline of $8.89 million, or 91.3 percent, from December 31, 2009.  As of December 31, 2010, the Bank's Tier I leverage was 4.25 percent of total assets, while Tier I Capital and Total Risk-based Capital were at 5.79 percent and 7.06 percent of total risk-weighted assets, respectively.

Ms. Brolick concluded, "Our capital levels have been adversely impacted by our loan losses and the high level of associated legal, carrying and collection expenses. As projected by Management and the Board of Directors, our present capital position remains adequate. We know that positive effects from an improving economy will take an extended amount of time and that 2011 will continue to be challenging. We have continually reduced overhead and operating expenses and have become very proficient in managing our problem credits. We acknowledge that this has taken a significant toll on our shareholders. In response, we continue to work tirelessly to reduce the risk profile of the Bank, maintain a strong commitment to our local market by working with clients through this very challenging cycle, and seek resolution to our capital deficiency."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $238 million in assets. The Company's stock is traded over-the-counter on the OTC Bulletin Board under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com .

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market and other factors, including risk factors referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					Year to date
(dollars in thousands except per share data)	2010 4th Qtr	2010 3rd Qtr	2010 2nd Qtr	2010 1st Qtr	2009 4th Qtr	2010	2009

EARNINGS
Net interest income	1,794	1,682	1,764	1,711	1,763	6,951	6,786
Provision for loan and lease losses	2,640	2,023	833	529	1,684	6,025	2,608
Noninterest income	350	369	366	485	350	1,569	1,971
Noninterest expense	2,846	3,949	2,486	2,108	4,085	11,389	10,993
Pre tax income (expense)	(3,343)	(3,921)	(1,189)	(440)	(3,656)	(8,893)	(4,844)
Net Income (loss)	(3,332)	(3,921)	(1,189)	(440)	(2,789)	(8,883)	(4,962)
Basic loss per share	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.30)	$ (1.90)	$ (6.05)	$ (3.38)
Diluted loss per share	$ (2.27)	$ (2.67)	$ (0.81)	$ (0.30)	$ (1.90)	$ (6.05)	$ (3.38)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-5.53%	-6.04%	-1.87%	-0.73%	-4.71%	-3.57%	-1.97%
Return on average common equity	-302.36%	-195.41%	-51.71%	-16.26%	-90.29%	-109.72%	-36.32%
Net interest margin	3.22%	2.83%	3.04%	3.16%	3.30%	3.06%	3.01%
Efficiency ratio	132.79%	192.56%	116.73%	95.96%	193.30%	133.67%	125.53%
Full-time equivalent employees	70	72	71	69	71	70	71

CAPITAL
End of period equity to assets	0.36%	1.85%	3.21%	3.67%	4.21%	0.36%	4.21%
Tier 1 capital to end of period assets	0.29%	1.62%	3.03%	3.60%	4.13%	0.29%	4.13%
Book value per share	$ 0.58	$ 3.12	$ 5.71	$ 6.34	$ 6.63	$ 0.58	$ 6.63

ASSET QUALITY
Gross loan charge-offs	2,414	638	1,023	1,015	698	5,090	3,228
Net loan charge-offs	2,392	617	1,012	994	692	5,015	3,176
Net loan charge-offs to avg loans (annualized)	5.63%	1.40%	2.22%	2.18%	1.49%	2.82%	1.64%
Allowance for loan and lease losses	4,792	4,544	3,138	3,318	3,782	4,792	3,782
Allowance for losses to total loans	2.88%	2.65%	1.74%	1.83%	2.05%	2.88%	2.05%
Past due and nonaccrual loans (90 days)	8,247	8,721	7,932	8,801	9,095	8,247	9,095
Past due and nonaccrual loans to total loans	4.95%	5.08%	4.40%	4.86%	4.93%	4.95%	4.93%
Other real estate and repossessed assets	3,383	5,676	6,843	6,975	6,627	3,383	6,627
NPA +90 day past due to total assets	4.89%	5.81%	5.65%	6.25%	6.82%	4.89%	6.82%

END OF PERIOD BALANCES
Loans	166,507	171,673	180,146	181,219	184,318	166,507	184,318
Total earning assets	225,056	230,772	240,019	232,753	212,877	225,056	212,877
Total assets	237,945	247,737	261,411	253,356	231,430	237,945	231,430
Deposits	219,263	222,844	229,153	220,513	198,577	219,263	198,577
Shareholders' equity	846	4,579	8,387	9,309	9,740	846	9,740

AVERAGE BALANCES
Loans	170,097	175,708	182,003	182,556	186,075	177,552	193,355
Total earning assets	224,698	239,779	234,185	220,295	217,766	229,779	230,339
Total assets	241,180	259,462	254,174	240,924	237,094	248,965	252,168
Deposits	217,491	231,433	221,394	205,582	198,962	219,042	214,938
Shareholders' equity	4,408	8,026	9,198	10,824	12,356	8,096	13,657

Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended 12/31/10	Three Months Ended 12/31/09	Twelve Months Ended 12/31/10	Twelve Months Ended 12/31/09

Interest and dividend income
Loans, including fees	$ 2,646,787	$ 2,921,581	$ 11,075,774	$ 12,297,691
Securities	215,595	221,788	849,702	952,938
Federal funds sold, FHLB dividends and other interest income	14,175	1,782	58,578	34,022
Total interest income	2,876,557	3,145,151	11,984,054	13,284,651
Interest expense
Deposits	960,937	1,183,804	4,304,290	5,749,296
Repurchase agreements and other debt	16,893	22,773	75,837	59,065
Federal Home Loan Bank advances and notes payable	104,839	175,447	652,616	690,454
Total interest expense	1,082,669	1,382,024	5,032,743	6,498,815

Net interest income	1,793,888	1,763,127	6,951,311	6,785,836
Provision for loan losses	2,640,048	1,684,343	6,024,775	2,607,643

Net interest income after provision for loan losses	(846,160)	78,784	926,536	4,178,193
Noninterest income
Service charges on deposit accounts	208,325	223,055	787,980	905,983
Mortgage loan referral fees	0	0	0	17,114
Gain on sale of loans	125,741	73,405	316,525	344,459
Gain (loss) on sale of securities	0	(4,375)	79,814	268,635
Gain (loss) on the sale of real estate	(122,434)	(51,746)	(193,559)	(73,833)
Other	137,979	109,732	578,020	509,086
Total noninterest income	349,611	350,071	1,568,780	1,971,444

Noninterest expense
Salaries and employee benefits	1,084,895	1,039,236	4,146,318	4,260,752
Occupancy	163,635	149,994	643,159	635,502
Furniture and equipment	135,208	164,588	578,156	667,985
Advertising	9,885	16,203	58,411	76,448
Data Processing	136,997	122,598	532,103	493,495
Professional services	107,858	125,604	513,458	497,357
Foreclosed asset impairments	602,340	1,607,560	2,575,129	1,905,622
Other	605,574	859,081	2,341,927	2,456,029
Total noninterest expense	2,846,392	4,084,864	11,388,661	10,993,190

Loss before income taxes	(3,342,941)	(3,656,009)	(8,893,345)	(4,843,553)
Federal income tax expense (benefit)	(10,618)	(867,135)	(10,618)	118,826
Net loss	$ (3,332,323)	$ (2,788,874)	$ (8,882,727)	$ (4,962,379)

Weighted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Basic loss per share	$ (2.27)	$ (1.90)	$ (6.05)	$ (3.38)
Diluted loss per share	$ (2.27)	$ (1.90)	$ (6.05)	$ (3.38)

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	December 31, 2010 (Unaudited)	December 31, 2009 (Audited)	December 31, 2008 (Audited)

ASSETS
Cash and due from financial institutions	$ 2,074,301	$ 2,161,388	$ 3,192,789
Interest-bearing deposits in other financial institutions	21,565,572	662,700	2,479,012
Total cash and cash equivalents	23,639,873	2,824,088	5,671,801

Securities
Available for sale	36,503,903	21,650,026	18,769,970
Held to maturity	0	5,841,421	6,609,620
Total securities	36,503,903	27,491,447	25,379,590

Loans held for sale	1,263,263	1,070,692	2,354,956

Loans	165,243,881	183,247,827	205,153,203
Less: Allowance for loan losses	4,791,907	3,782,132	4,350,903
Net loans	160,451,974	179,465,695	200,802,300

Federal Home Loan Bank stock	479,800	404,100	404,100
Premises and equipment,net	10,874,176	11,293,169	11,869,741
Accrued interest receivable	781,334	885,103	1,004,552
Foreclosed assets	3,382,594	6,440,916	5,884,093
Other assets	568,580	1,554,849	2,240,831
Total assets	$ 237,945,497	$ 231,430,059	$ 255,611,964

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 33,326,683	$ 24,884,625	$ 19,135,831
Interest-bearing	185,936,494	173,691,984	200,429,709
Total deposits	219,263,177	198,576,609	219,565,540

Federal funds purchased and repurchase agreements	7,460,795	7,000,327	5,813,605
Federal Home Loan Bank advances	0	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	4,200,000
Accrued expenses and other liabilities	875,738	613,132	586,365
Total liabilities	237,099,710	221,690,068	240,665,510

Shareholders' equity
Common Stock, no par value: 9,000,000 shares authorized,
1,468,800 issued and outstanding	13,296,691	13,296,691	13,296,691
Retained deficit	(12,617,022)	(3,734,295)	1,228,084
Accumulated other comprehensive income	166,118	177,595	421,679

Total shareholders' equity	845,787	9,739,991	14,946,454
Total liabilities and shareholders' equity	$ 237,945,497	$ 231,430,059	$ 255,611,964
CONTACT: Heather D. Brolick
         President and CEO
         1-231-780-1845
         hbrolick@communityshores.com

         Tracey A. Welsh
         Senior Vice President and CFO
         1-231-780-1847
         twelsh@communityshores.com